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                                  EXHIBIT 11.1
                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

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
                                                                          THREE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          -------------------
                                                                           1994        1993
                                                                          -------     -------
Primary:

  Net income applicable to common shares...............................   $66,253     $46,717
                                                                          =======     =======

  Shares:
     Weighted average common shares outstanding........................    83,665      82,490
     Common equivalent shares applicable to stock options..............     1,469       1,203
                                                                          -------     -------
     Average number of shares outstanding and common equivalent
      shares...........................................................    85,134      83,693
                                                                          =======     =======

Primary earnings per common share and common equivalent share..........   $   .78     $   .56
                                                                          =======     =======

Fully Diluted:

  Net income applicable to common shares...............................   $66,253     $46,717
                                                                          =======     =======

  Shares:
     Average number of common shares as adjusted for primary
      computation......................................................    85,134      83,693
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter.........................................        66          14
                                                                          -------     -------
     Average number of shares outstanding on a fully diluted basis.....    85,200      83,707
                                                                          =======     =======

Earnings per common share assuming full dilution.......................   $   .78     $   .56
                                                                          =======     =======
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